STRATEGIC ALLIANCE AGREEMENT

THIS STRATEGIC ALLIANCE AGREEMENT, is entered into this 18 day of December, between **Applied Geo Technologies, Incorporated**, (hereinafter referred to as "AGT") a tribally chartered corporation wholly owned by the Mississippi Band of Choctaw Indians d/b/a Chahta Enterprises, organized and existing under Ordinance 56 of the Revised Constitution and Bylaws of the Mississippi Band of Choctaw Indians, having corporate offices at 390 Industrial Road, Choctaw, MS 39350 (hereinafter referred to as "AGT"), and Latitude Solutions, Inc., having its principal place of business at 190 N.W. Spanish river Blvd., Boca Raton, FL 33431 (hereinafter called "LSI"), collectively "the Parties."

WHEREAS, Each Party brings their diverse capabilities and have determined that they would benefit from teaming together for the purpose of pursuing shared opportunities,

WHEREAS, the Parties believe that by forming a Strategic Alliance and by working in concert for the pursuit of specific targeted Client projects where the relative strengths of both companies will be maximized and potential weak areas of either party will be minimized through the use of the other's recognized areas of expertise.

WHEREAS, the Parties desire to develop a coordinated system for potential Client review, project review, bid preparation, and for the protection of confidential information, trade secrets, and other information not generally available from disclosure.

WHEREAS, the Parties desire to collaborate and form one or more Project Specific Statements of Work on specifically identified projects so that the cooperative efforts of both companies can be applied to such projects for their mutual benefit to propose work to Client.

NOW, THEREFORE: in consideration of the mutual promises, mutual covenants and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree and enter into this Agreement as follows:

1. DEFINITIONS

The following terms shall have the meanings set forth below whenever they are used in this Agreement:

a. "Client" shall, when applicable, mean the targeted client for whom the parties will prepare a proposal.

b. "Services" shall mean all services and work to further the proposal to Client and to fulfill the requirements of this Agreement.

c. "Proprietary Information" shall mean all data, information, manuals, materials, trade secrets, patents, techniques, improvements, products, processes, plans, know-how, programs, or intelligence, whether in machine readable or visually readable form, provided by Either Party, Contractor or Client, in connection with this Agreement in writing or graphic form, which is the property of and is confidential and proprietary to the Parties.

d. "EDA" shall mean the Effective Date of Agreement first written above.

e. "Statement of Work (SOW)" shall mean the specific division of work mutually agreed to for a particular Proposal Team.

f. "Contract" shall mean the Client contract that may be entered into if Client accepts the proposal.

g. "Documentation" shall mean deliverable documentation used by either party to market its services as well as catalogs, data sheets, technical bulletins, and other advertising and/or sales promotional aids whether used in a particular Client proposal or not.

h. "Proposal Team" shall mean the team jointly developed by the parties to respond to the needs of a particular Client, a Client's project or a Client's proposal that results in a Contract awarded for the work. Proposal Team shall also mean those changes to the team reasonably necessary to meet changing Client requirements for the work.

i. "Project Specific Statement of Work" shall mean the written agreement of the parties for the pursuit of a specific contracting opportunity, which shall designate the roles and responsibilities of each party. The Project Specific Statement of Work shall supersede this Strategic Alliance Agreement for only for the specific opportunity which is the subject of the Project Specific Statement of Work.

j. "Prime Contractor" shall mean the party designated as the lead entity for a proposal or the other direct contracting party to the Contract.

k. "Subcontractor" shall mean the party to this Agreement who does not hold the Prime Contractor position.

2. TERM OF AGREEMENT

This Agreement shall commence on EDA. Unless sooner terminated as provided in this Agreement, this Agreement will have an initial term through 12-17-2009. Thereafter this Agreement shall automatically renew for successive one (1) year terms unless written notice of intent to terminate is received by either party two (2) months prior to the end of the then current term. Either party may terminate this agreement upon the delivery of a ten (30) days written notice of termination.

3. SCOPE OF WORK

Until a Project Specific Statement of Work has been executed by the Parties for a specific opportunity, the Parties agree to furnish qualified personnel, for the proposal preparation, to participate in writing and preparing a proposal, a presentation, or similar documents. All pertinent materials prepared by either party will be furnished for incorporation in such documents. Prime Contractor agrees not to modify or change any material term of Subcontractor's portion of the proposal without the prior coordination of Subcontractor. Subcontractor reserves the right to withdraw from the Proposal Team if, in Subcontractor's professional judgment, the changes compromise the intent of, or do not adequately represent Subcontractor's submission. Prime Contractor agrees to provide Subcontractor a copy of the completed proposal, at time of submission, as well as any changes thereto.

The Parties agree to assure availability of key management and technical personnel to assist Prime Contractor in any pre-proposal sessions and discussions with Client. In all dealings with Client, Prime Contractor shall establish a favorable negotiating climate and produce a fair and equitable breakdown of responsibility and compensation in accordance with the SOW. Prime Contractor further agrees, wherever possible, to include Subcontractor in all negotiations, including the right to review and provide constructive comments on contract documents and other aspects of the proposals.

Prime Contractor shall specifically identify Subcontractor as the proposed Subcontractor for that portion of the work described in the proposal directly attributable to Subcontractor, and to identify that the parties have formed a teaming arrangement within the scope of FAR 9.6.

All Proprietary Information provided by the Parties in connection with this Agreement shall be held confidential by the receiving party, be used only in connection with the performance of this Agreement and shall be returned to Contractor within 10 days of earliest of the following events:

a. Written notice from Client that it will not award a contract regarding the subject matter of the particular Proposal Team proposal.

b. Written notice from Client of Client's rejection of the proposal or award of a contract to a firm other than Prime Contractor or Subcontractor.

c. Written notice from Client indicating Client's disapproval of the use of either of the Proposal Team parties.

d. Mutual agreement of the Parties to withdraw the proposal.

Neither the execution of this Agreement, nor the furnishing of any proprietary information by either party shall be construed as granting to the other party expressly, by implication, by estoppel or otherwise, any license under any invention, patent, trademark, copyright or other proprietary right now owned or controlled by the party furnishing same.

Each party will bear all costs, risks and liabilities incurred by it arising out of its obligations and efforts under this Agreement during any pre-proposal and proposal periods, which are defined as the period of time up to a selection and award of Contract. The Parties have entered into this agreement in anticipation of execution of a Subcontractor agreement between Prime Contractor and Subcontractor.

4. CLIENT IDENTIFICATION

In order to permit and insure the greatest flexibility for marketing purposes the following guidelines shall govern the targeting of new clients and/or client projects.

a. On a quarterly basis or more frequently as projects for which will benefit from the formation of a Proposal Team are identified, the Parties will meet, in person or by telephone at a place and on a day and time mutually agreed, to discuss which Clients each party is marketing or intends to market that would benefit from the teaming of the Parties pursuant to this Agreement. At such meeting(s) the parties agree to reasonably identify the respective management and responsibility roles for the phases of the project for such Client including which party shall be the Prime Contractor and Subcontractor and develop a Project Specific Statement of Work for the Proposal Team. It is understood that the roles will be assigned to satisfy and/or meet Client requirements and to maximize the potential for Client acceptance of the proposal.

b. At a minimum the Project Specific Statement of Work shall include the following:

(1) A definitive determination of the division of work between the Parties based on labor hours estimated, fee received, or any other method of determination that can be reviewed and understood by third parties and/or the Parties management.

(2) Definitive description of how work shall be divided for changes and/or additional work authorized by the Client.

c. In order to protect each party's Proprietary Information, the Parties will immediately notify the other regarding its decision to form a Proposal Team pursuant to this Agreement, before any meaningful discussion regarding Client and/or Client project specifics and before any Proprietary Information is disclosed.

d. The Parties agree that the Project Team and the division of work agreed to in the Project Specific Statement of Work for a particular Client proposal shall remain unchanged for the duration of the Client contract unless the team jointly agrees to changes and for all additional or extra work reasonably related to the original proposal, which resulted in the Client contract.

e. The parties agree that names of clients and other details regarding either party's marketing plans are confidential and that neither will share the other party's information with any other party, individual, entity.

f. Notwithstanding anything else in this Agreement, the parties agree that the teaming relationship described herein is intended to be non-exclusive. Both Parties retain full rights to market their services and capabilities to any client independent of each other, or to form teaming relationships with other parties as each shall independently determine. However, after the parties have formed a Proposal Team for a specific client opportunity, the terms of this Agreement shall govern the efforts of both parties.

MW

5. COPYRIGHTS AND TRADEMARKS

Subject to the terms of this Agreement, each party authorizes the other to use its trade names and trademarks in connection with and to further this Agreement. The parties further acknowledge and agree that they do not have and that they will not claim any ownership interest or other interest in the trade names or trademarks of the other party.

6. INDEPENDENT CAPACITY OF THE PARTIES

It is understood that the services the Parties will perform hereunder will be in their professional capacity as independent entities and that at no time shall either party be deemed to be an employee or agent of the other. Neither Party shall hold itself out as a partner, joint venture, agent, employee, or legal representative of the other and neither shall have the authority to bind or commit the other in any manner or for any purpose. This Agreement creates no relationship of joint ventures, partners, associates, or principal and agent between the parties, and all parties agree that they are acting as principals.

Each Parties work shall be entirely under its own supervision, direction, and control. This Agreement shall not constitute, create, or in any way be interpreted as a joint venture, partnership or formal business organization of any kind, other than the Prime Contractor and Subcontractor relationship anticipated for the specific Proposal Team proposal and Client identified and as explicitly set forth herein.

7. ADVERTISING

It is understood and agreed that neither Party will use the other's name, outside the intent of this agreement, for advertising, promotional purposes, or public release of information without the other party's prior written permission.

8. ASSIGNMENT

The Parties agree that this agreement is personal. No rights under this Agreement may be assigned, and no obligations hereunder may be assumed by any person other than the Parties, without prior written approval of the parties. In addition the Parties agree that no additional parties may be added to this Agreement or represented as team members in a Proposal Team without the express written acceptance of the Parties. Either Party may refuse to accept additional parties in its sole discretion and without having to justify such refusal.

9. INFORMATION

The Parties agree that each will hold Proprietary Information confidential in the same manner as it holds its own proprietary information of like kind. Nothing within this Section is intended to supercede the terms of any separate Non Disclosure Agreement executed by the Parties. Disclosures of such information shall be restricted to Client and only those individuals who are involved in the preparation of the proposal who have a need to know and who have signed employee confidentiality agreements

Neither party shall be liable to the other for disclosure or use of proprietary information which:

a. is disclosed by Client;

b. was at the time of receipt otherwise known to the party receiving it;

c. has been published or is otherwise within the public knowledge or is generally known to the public at the time of its disclosure to the receiving party;

d. subsequently is developed independently by the receiving party or by persons having nothing to do with this Agreement;

e. becomes known or available to the receiving party from a source other than the disclosing party without breach of this Agreement by the recipient;

f. becomes part of the public domain without breach of this Agreement by the recipient;

g. becomes available to the receiving party by inspection or analysis of products available in the market;

h. is disclosed with the prior written approval of the other party.

10. CONFLICT OF INTEREST

The Parties covenant that there is no agreement between them or any other person, firm, or corporation, which could cause this Agreement not to have full force and effect.

11. CHOICE OF LAW

This Agreement and any resulting subcontracts and/or purchase orders shall be deemed made in, and in all respects interpreted, construed, and governed by, the laws of the State of Mississippi. Nothing contained in this Agreement or any related documents shall be construed or deemed to provide recourse to the MS Band of Choctaw Indians, Government Services Division assets or to any gaming assets currently owned or hereafter acquired. Including without limitation those of the Choctaw Resort Development Enterprise, all such recourse being hereby expressly disclaimed.

12. ENTIRE AGREEMENT

The parties to this Agreement mutually agree that this Agreement contains the final and entire Agreement between the parties, and neither they nor their agents shall be bound by any terms, conditions, statements, warranties, or representations, either oral or written, not herein contained.

If any term or provision of this Agreement is held or deemed to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, this Agreement shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

13. WAIVER

No waiver by the Parties of any of the terms, provisions, or conditions hereof shall be effective unless said waiver shall be in writing and signed by duly authorized representatives of the Parties. No such waivers shall operate as a waiver of any other provisions of this agreement or of the same provision on a future occasion.

Notwithstanding anything to the contrary the non breaching party may terminate this Agreement upon a material breach of this Agreement by the other party where such breach is not remedied within five (5) days after notice, delivered via overnight mail service, of such breach.

14. NOTICES

All notices, statements, demands, requests, consents, approvals, authorizations, offers, agreements, appointments, or designations under this Agreement by either party to the other shall be made in writing and shall be sufficiently given and served upon the other party when sent certified mail, return receipt requested or postage prepaid, and addressed as follows:

a. In the case of AGT: POC Name: L Z Johnson
Address: 5151 Research Drive, Suite D,
Huntsville, AL 35805
Phone: (256) 890-9139 x 30
Fax: (256) 425-0285

b. In the case of:POC Name: Matthew J. Cohen
Address: 190 N.W. Spanish River Blvd.
Boca Raton, FL 33431
Phone: 561-417-0644
Fax: 561-417-0560

15. MISCELLANEOUS

(a) This agreement may not be released, discharged, supplemented, interrupted, or modified in any manner except as provided herein, or by an instrument in writing signed by a duly authorized officer or representative of each of the parties hereto.

(b) Article titles are for convenience only and shall not be interpreted to be part of these terms and conditions.

(c) All Exhibits are incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first stated above.

Applied Geo Technologies, Inc. **5151 Research Drive** **Huntsville, AL 35805**	**Latitude Solutions, Inc.** **190 N.W. Spanish River Blvd.** **Boca Raton, FL 33431**
Signed: [signature]	**Signed:** [signature] CFO
Name: LZ Johnson	**Name:** Matthew J. Cohen
Title: V.P. Corporate Development	**Title:** Chief Financial Officer
Date: 12/22/08	**Date:** 12-19-2008